Exhibit 10.2

September 21, 2018

Mr. Ben L. Shealy

223 Towles Road

Madison, VA 22727

Dear Mr. Shealy:

Reference is hereby made to that certain Employment Agreement, dated October 12, 2016 (the “Employment Agreement”) by and between Ben L. Shealy (“you” or “your”) and Diffusion Pharmaceuticals Inc. (the “Company”) This letter separation agreement and general release (“Agreement”) will confirm the separation from employment of Ben L. Shealy from the Company and the termination of the Employment Agreement, under the terms and conditions set forth herein (the “Separation”). Any capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Employment Agreement

1.     Separation from Employment. Your employment with the Company will terminate effective September 21, 2018 (the “Separation Date”). For the avoidance of doubt, the Separation Date shall be the “Termination Date” for purposes of the Employment Agreement. Access to the Company’s electronic systems, including e-mail, will terminate on September 21, 2018. As of the Separation Date, you shall be deemed to have resigned from any and all officer, director and other positions you hold with the Company and its Affiliates, and you agree to execute and deliver such further instruments as are required by the Company in furtherance of the foregoing. In accordance with Section 4.2.1. of the Employment Agreement, you will be entitled to receive (i) the cash portion of the Base Salary earned but unpaid through the Separation Date, paid in accordance with the Company’s normal payroll policies (or such earlier time as required by applicable law), (ii) any accrued but unused vacation in accordance with the Company’s policies and applicable law, (iii) any unreimbursed business expenses incurred prior to the Separation Date that are otherwise reimbursable, with such expenses to be reimbursed in accordance with the Company’s expense reimbursement policies as currently in effect and (iv) any vested benefits earned by you under any employee benefit plan of the Company or its Affiliates under which you were participating immediately prior to the Separation Date, with such benefits to be provided in accordance with the terms of the applicable employee benefit plan. Deductions authorized by you for participation in the Company’s benefit programs will continue to be made through the normal payroll cycle through the Separation Date. Unless the Company directs you otherwise, you must perform your regular duties and assist in the transition of those duties, and act in accordance with the Company’s policies and standards of conduct generally applicable to its employees, through the Separation Date.

2.     Separation Payment and Benefits. Provided that you sign and return this Agreement within sixty (60) days following the Separation Date, you will receive the following:

(a)     the Annual Bonus for the year ending December 31, 2018 multiplied by 264/365, to be paid in cash and/or fully vested shares of the Company’s common stock (as determined by the Company in its sole discretion) at the same time as if the Separation had not occurred;

Shealy Letter of September 21, 2018	Page 2

(b)     continuation of the Base Salary as of the Separation Date for nine months following the Separation Date, with all portion of such Base Salary to be paid in cash in equal installments in accordance with the Company’s normal payroll policies, with the first such payment to be made on the 60th day following the Separation Date and to include a catch-up covering any payroll dates between the Separation Date and the date of the first payment;

(c)     the COBRA Benefit for a period of 12 months following the Separation Date; provided, however, that notwithstanding the foregoing, the COBRA Benefit shall not be provided to the extent that it would result in any fine, penalty or tax on the Company or any of its Affiliates (under Section 105(h) of the Code or the Patient Protection and Affordable Care Act of 2010, or otherwise); provided further, that the COBRA Benefit shall cease earlier if you (or your dependents) become eligible for health coverage under the health plan of another employer; and

(d)     the Option Grants (as defined below) shall continue to be governed by the terms of the Company’s 2015 Equity Incentive Plan (as the same may be amended from time to time, the “Plan”) and the applicable Option Agreement (as defined below), provided that, notwithstanding anything to the contrary in such Option Agreement or the Plan, and subject to your satisfactory compliance (as determined by the Company in its reasonable judgment) with this Agreement and any other contractual or other obligations you may have to the Company or any of its affiliates, (i) any unvested portion of each Option Grant shall continue to vest and (ii) any options that have vested as of the Separation Date or subsequently vest pursuant to the foregoing clause (i) will continue to be exercisable, in each case, in accordance with the terms of the applicable Option Agreement as though your employment with the Company had not been terminated; provided, that, for the avoidance of doubt, no Option Grant will be exercisable after the expiration date set forth in the applicable Option Agreement.

For purposes of this agreement, the “Option Grants” shall mean, as of the Separation Date, the options you hold to purchase shares of the Company’s common stock granted or assumed under the Plan pursuant to the terms thereof and stock option agreements (collectively, the “Option Agreements”) between you and the Company dated as of the dates set forth, and as further described, on Annex I hereto.

If you breach any of the Restrictive Covenants (other than any immaterial and unintentional breach by you of the confidentiality obligations set forth in Section 4.11 of the Employment Agreement), in addition to any other remedies the Company may have, the Company will have no obligation to continue to pay or provide any of the compensation or benefits described in this Section 2 and you must immediately repay to the Company any amounts paid under this Section 2 after such breach occurred. Except as explicitly described in this Agreement, you acknowledge and agree that you are not entitled to any other compensation (including without limitation commissions, bonuses, or payment for unused vacation or other paid time off), severance, benefits, or other benefits or payments in connection with your employment or other relationship (or the termination of your employment or other relationship) with the Company or any of its Affiliates, and the Released Parties (as defined below) shall have no liability or obligation to you in excess of the amounts explicitly specified in this Agreement.

3.     Complete General Release of Claims. In consideration of the benefits described in Section 2 and other good and valuable consideration to which you would not otherwise be entitled, you unconditionally and irrevocably discharge, release, and remise the Released Parties (as defined below), jointly and severally, of and from all claims, causes of action, suits, charges, debts, dues, sums of money, attorneys’ fees and costs, accounts, bills, covenants, contracts, torts, agreements, expenses, wages, compensation, promises, damages, judgments, rights, demands, or otherwise (“Claims”), known or unknown, in law or equity, accrued or un-accrued, contingent or non-contingent, arising at any time up to and including the date you execute this Agreement, whether or not capable of proof as of the date of this Agreement, whether common law or statutory, whether or not now recognized, that you or anyone claiming by, through, or under you (including without limitation your heirs, executors, personal representatives, administrators, assigns, and spouse(s)) in any way might have, or could have, against any of the Released Parties.

Shealy Letter of September 21, 2018	Page 3

The Claims enumerated above (“Released Claims”) shall include, without limitation and only by way of example: all Claims arising from or relating to your employment or other relationship with any of the Released Parties, or the termination thereof; all Claims arising from or relating to any equity interests/awards in any of the Released Parties; all Claims under the Employment Agreement or any other agreements with any of the Released Parties; all Claims for discrimination based on sex, race, color, age, disability status, national origin, religion, or any other protected characteristic, including (without limitation) Claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Rehabilitation Act, the Virginia Human Rights Act, the Virginians with Disabilities Act, and all state and local analogues of such statutes; all Claims under the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the Fair Credit Reporting Act, the Virginia genetic testing and nondiscrimination law (Va. Code Ann § 40.1-28.7:1), the Virginia HIV/AIDS confidentiality law (Va. Code Ann § 32.1-36.1), the Virginia equal pay law (Va. Code Ann § 40.1-28.6), the Virginia statute on release of an employee's personal identifying information (Va. Code Ann § 40.1-28.7:4)), and all other federal, state, and local statutes, rules, regulations, or ordinances; and all common law Claims, including (without limitation) Claims for breach of contract, defamation, interference with contractual/prospective contractual relations, invasion of privacy, promissory estoppel, negligence, breach of the covenant of good faith and fair dealing, fraud, infliction of emotional distress, wrongful discharge, punitive damages, and any other common law Claims under the laws of any jurisdiction. It is the intention of you and the Company that the language relating to the description of Claims in this Section shall be given the broadest possible interpretation permitted by law. Nothing in this Section shall be construed to impair, limit, reduce, alter, or affect your rights or claims under this Agreement, any rights or claims that cannot be waived as a matter of law, and any rights to any vested benefits under any employee benefit plans, which rights remain subject to the terms of the applicable plan documents.

As used herein, “Released Parties” means: (i) the Company; (ii) the Company’s past, present, and future parents, subsidiaries, divisions, and affiliates; (iii) each of the foregoing entities’/persons’ successors and assigns; (iv) each of the foregoing entities’/persons’ owners, shareholders, officers, directors, managers, members, partners, employees, attorneys, agents, insurers, representatives, and benefit plans (including such plan’s fiduciaries, administrators, insurers, trustees, and the like); and (v) all entities/persons claimed to be jointly or severally liable with any of the foregoing entities/persons or through/by which any such entities/persons have acted with respect to you.

4.     Covenant not to Sue. You agree and covenant not to institute or join any lawsuit (either individually, with others, or as part of a class), in any forum, pleading, raising or asserting any Claim(s) barred or released by this Agreement. If you do so and such claim(s) is found to be barred or released, in whole or in part, by Section 2 of this Agreement, you agree to reimburse the Released Parties for all costs and reasonable attorneys’ fees (and/or applicable portion thereof) incurred by the applicable Released Parties in defending against any such released Claim(s). You understand that nothing in this Agreement precludes you from filing a charge with, cooperating with, communicating with, or providing information to the U.S. Equal Employment Opportunity Commission, U.S. Securities and Exchange Commission, or other government agency. You agree, however, that you will not seek or accept any relief obtained on your behalf by any government agency, private party, class, or otherwise with respect to any claims released in this Agreement, provided that this Agreement does not limit your right to receive an award for information provided to any government agency.

5.     Continuing Obligations and Representations.

(a)     Survival of Certain Employment Agreement Provisions. Notwithstanding the Separation and termination of the Employment Agreement, in accordance with Section 5.14 of the Employment Agreement, you hereby acknowledge and agree that Article 1, Article 5, Section 2.1 and Sections 4.4 through 4.17 of the Employment Agreement shall survive the Separation and such termination in accordance with their terms, and remain in full force and effect (collectively, the “Surviving Employment Agreement Provisions”).

Shealy Letter of September 21, 2018	Page 4

(b)     Return of Property. You represent that you have complied with all obligations in Section 4.11 of the Employment Agreement. Without limiting the generality of the foregoing, you represent that you have returned (and have not retained) in good working condition any and all property, equipment, documents, and other information, confidential or otherwise, of the Company or any of its Affiliates that was in your possession, custody, or control.

(c)     Material Non-Public Information. You acknowledge that the Company is a reporting company under the Securities Exchange Act of 1934, as amended, and its equity securities are currently traded on the NASDAQ Capital Market. You hereby acknowledge and agree that you shall not (i) trade in the securities of the Company while in possession of material, non-public information regarding the Company or (ii) communicate any such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

6.     No Admission of Wrongdoing. Nothing in this Agreement constitutes or should be construed to constitute an admission or evidence of any liability or fault or wrongdoing on the part of any Released Party.

6.      Miscellaneous. You and the Company acknowledge and agree that this Agreement will be governed by the substantive laws of the Commonwealth of Virginia, irrespective of conflicts of law principles, and you and the Company hereby consent to the exclusive jurisdiction of the state and federal courts of Virginia to resolve all disputes arising under or relating to this Agreement. This Agreement represents the total and complete understanding between you and the Company with respect to the subject matter hereof and supersedes all other prior or contemporaneous written or oral agreements or representations, if any, relating to such subjects, provided that the Surviving Employment Agreement Provisions remain in full force and effect. This Agreement may be modified only by a writing signed by both you and the Company. No waiver by you or the Company of any breach by the other party is to be deemed a waiver of any other provisions at any time. The Company, but not you, may assign its rights and obligations under this Agreement, and such rights and obligations inure to the benefit of, and are binding upon, the Company’s successors and assigns. You and the Company intend that the terms of this Agreement be considered severable, such that if any provision of this Agreement is adjudged to be invalid for whatever reason, such invalidity will not affect any other clause of this Agreement, and such clauses will remain in full force and effect. The principle of construction that all ambiguities are to be construed against the drafter will not be employed in the interpretation of this Agreement. Rather, it is agreed that this Agreement should not be construed for or against any party. This Agreement may be executed in counterparts and delivered by facsimile transmission or electronic transmission in “portable document format,” each of which shall be an original and which taken together shall constitute one and the same document.

Shealy Letter of September 21, 2018	Page 5

Please sign in the space provided and return to me the enclosed copy of this Agreement within sixty (60) days following the Separation Date. By signing this Agreement, you acknowledge that you have carefully reviewed this Agreement, that you have had an opportunity to consult with counsel of your choice, that you have entered into this Agreement freely and voluntarily and without reliance on any promises not expressly contained herein, that you have been afforded an adequate time to review carefully the terms of this Agreement, that you are releasing any claims that you may have against the Company and related persons and entities, and that this Agreement will not be deemed void or avoidable by claims of duress, deception, mistake of fact, or otherwise.

Sincerely, /s/ David Kalergis David Kalergis Chief Executive Officer

I have reviewed the Agreement as set forth above and, intending to be legally bound by my signature below, knowingly and voluntarily accept all of its terms and conditions.

/s/ Ben L. Shealy	September 26, 2018
Ben L. Shealy	Date